                                                                    Exhibit 99.1


Acquired Business:

South Buffalo Railway Company

Financial Statements:

Report of Independent Public Accountant .............................................   F-2
Balance Sheet as of December 31, 2000 ...............................................   F-3
Statement of Income for the Year Ended December 31, 2000 ............................   F-4
Statement of Cash Flows for the Year Ended December 31, 2000 ........................   F-5
Notes to Financial Statements .......................................................   F-6

Unaudited Financial Statements:

Balance Sheets as of September 30, 2001 and December 31, 2000 .......................   F-11
Statements of Income for the Nine-Months Ended September 30, 2001 and 2000 ..........   F-12
Statements of Cash Flows for the Nine-Months Ended September 30, 2001 and 2000.......   F-13
Notes to Unaudited Financial Statements .............................................   F-14

Genesee & Wyoming Inc.:

Unaudited Pro Forma Financial Statements:

Introduction ........................................................................   F-16
Pro Forma Consolidated Balance Sheet as of September 30, 2001 .......................   F-17
Pro Forma Consolidated Statement of Income for the Year Ended
     December 31, 2000 ..............................................................   F-18
Pro Forma Consolidated Statement of Income for the Nine-Months Ended
     September 30, 2001 .............................................................   F-19
Notes to Unaudited Pro Forma Consolidated Financial Statements ......................   F-20

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To South Buffalo Railway Company:

We have audited the accompanying balance sheet of SOUTH BUFFALO RAILWAY COMPANY (a New York corporation) as of December 31, 2000, and the related statements of income and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of South Buffalo Railway Company as of December 31, 2000, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

Arthur Andersen LLP

Chicago, Illinois
November 30, 2001

                          SOUTH BUFFALO RAILWAY COMPANY

                                  BALANCE SHEET
                             As of December 31, 2000
                                 (In thousands)

                        ASSETS
                        ------

CURRENT ASSETS:

    Cash and cash equivalents                                $  7,966
    Accounts receivable, net of reserves of $95                 2,096
    Materials and supplies                                        256
    Deferred income tax assets, net                               509
    Prepaid expenses and other                                    251
                                                             --------
                     Total current assets                      11,078

PROPERTY AND EQUIPMENT, net                                     4,549
                                                             --------
                     Total assets                            $ 15,627
                                                             ========


        LIABILITIES AND DIVISIONAL EQUITY
        ---------------------------------

CURRENT LIABILITIES:

    Accounts payable                                         $  1,053
    Due to Bethlehem Steel                                         67
    Accrued expenses                                            1,425
                                                             --------
              Total current liabilities                         2,545

DEFERRED INCOME TAX LIABILITIES, net                              483

OTHER LONG-TERM LIABILITIES                                     1,307
                                                             --------
              Total liabilities                                 4,335
                                                             --------

DIVISIONAL EQUITY:

    Balance, beginning of year                                  9,091
    Net income for the year                                     4,103
    Net amounts transferred to Bethlehem Steel                 (1,902)
                                                             --------
    Balance, end of year                                       11,292
                                                             --------
              Total liabilities and divisional equity        $ 15,627
                                                             ========



                 The accompanying notes to financial statements
                   are an integral part of this balance sheet.

                          SOUTH BUFFALO RAILWAY COMPANY

                               STATEMENT OF INCOME
                      For the Year Ended December 31, 2000
                                 (In thousands)

OPERATING REVENUES:

    Third parties                                        $16,498
    Bethlehem Steel                                        1,279
                                                         -------
              Total operating revenues                    17,777

OPERATING EXPENSES                                        12,610
                                                         -------
              Income from operations                       5,167


INTEREST INCOME FROM BETHLEHEM STEEL                       1,270

OTHER INTEREST INCOME                                        398
                                                         -------
              Income before provision for income taxes     6,835


PROVISION FOR INCOME TAXES                                 2,732
                                                         -------
NET INCOME                                               $ 4,103
                                                         =======



                 The accompanying notes to financial statements
                     are an integral part of this statement.

                          SOUTH BUFFALO RAILWAY COMPANY

                             STATEMENT OF CASH FLOWS
                      For the Year Ended December 31, 2000
                                 (In thousands)

CASH FLOWS FROM OPERATING ACTIVITIES:

    Net income                                                   $ 4,103
    Adjustments to reconcile net income to net cash provided
     by operating activities-
       Depreciation and amortization                                 484
       Deferred income tax benefit                                   (99)
       Changes in assets and liabilities, net-
           Accounts receivable                                       804
           Materials and supplies                                    (26)
           Prepaid expenses and other                                 (7)
           Accounts payable and accrued expenses                     415
           Other long-term liabilities                               106
                                                                 -------
                     Net cash provided by operating activities     5,780

CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchases of property and equipment                             (252)

CASH FLOWS FROM FINANCING ACTIVITIES:

    Net amounts transferred to Bethlehem Steel                    (1,902)
                                                                 -------
INCREASE IN CASH AND CASH EQUIVALENTS                              3,626

CASH AND CASH EQUIVALENTS, beginning of year                       4,340
                                                                 -------
CASH AND CASH EQUIVALENTS, end of year                           $ 7,966
                                                                 =======



                 The accompanying notes to financial statements
                     are an integral part of this statement.

                          SOUTH BUFFALO RAILWAY COMPANY

                          NOTES TO FINANCIAL STATEMENTS
                                December 31, 2000

1.    BUSINESS AND BASIS OF PRESENTATION

      South Buffalo Railway Company (the Company) was a wholly owned subsidiary of Bethlehem Steel Corporation (Bethlehem) until its acquisition by Genesee & Wyoming Inc. from Bethlehem on October 1, 2001 for $33.1 million (subject to adjustment) plus certain assumed liabilities. The Company owns and operates approximately 52 miles of railroad track located in Buffalo, New York, on which it provides freight car switching and related services to approximately 15 industrial customers with railroad facilities within their complexes. The Company also provides some rail car repair and blocking services for certain customers.

      The accompanying financial statements have been prepared by the Company's management on a carve-out basis and reflect the historical financial position, results of operations and cash flows of the Company, in accordance with accounting principles generally accepted in the United States. Certain amounts in the financial statements have been allocated and pushed down from Bethlehem in a consistent manner in order to depict the operating results of the Company on a stand-alone basis. Additionally, separate specific balance sheet accounts, primarily for certain employee benefit and income tax obligations and financing, are not reflected in the financial statements because these obligations are maintained by Bethlehem on behalf of many of its subsidiaries, including the Company. Related statement of income impacts are appropriately reflected. See Notes 4, 5, and 6.

      A significant portion of the Company's operating revenue is attributable to three customers operating in the steel and automotive industries. Bethlehem, another steel industry customer, and an automotive industry customer accounted for 33%, 12%, and 35% of operating revenues in 2000. Included in Bethlehem's percentage are the $1.3 million the Company billed directly to Bethlehem and $4.2 million the Company billed to other carriers that transport freight into Bethlehem's two primary Buffalo facilities. In September 2001, Bethlehem closed one of these facilities that accounted for approximately $2.7 million of operating revenues in 2000. Additionally, although both the other Bethlehem facility and the other steel industry customer's facility are currently operating at normal capacity, those operations can be impacted in the future due to Bethlehem's and the other steel industry customer's recent voluntary petitions for bankruptcy protection. The collection of the Company's third party receivables is substantially dependent upon the automotive and steel industries, and the railroad sector of the economy in general. Substantially all December 31, 2000 receivables from the other steel industry customer have since been collected.

2.    SIGNIFICANT ACCOUNTING POLICIES

      Revenue Recognition

      Switching and other service revenues are recognized as such services are provided. Revenues for outbound shipments from the industrial complexes the Company serves are estimated and recognized as those shipments are completed, which, due to the relatively short length of haul, is not materially different from the recognition of revenues as shipments progress.

      Cash Equivalents

      The Company considers all highly liquid instruments with a maturity of three months or less when purchased to be cash equivalents. Interest received by the Company from these cash equivalents in 2000 was $398,000.

      Materials and Supplies

      Materials and supplies consist of purchased items for improvement and maintenance of road property and equipment, and are stated at the lower of cost (first-in, first-out basis) or market.

      Property and Equipment

      Property and equipment, carried at historical cost, includes road properties of $11.1 million and equipment of $1.9 million. Acquired railroad property is recorded at the purchased cost. Major renewals or betterments are capitalized while routine maintenance and repairs are charged to expense when incurred. Gains or losses on sales or other dispositions are credited or charged to other income upon disposition. Depreciation is provided on the straight-line method over the useful lives of the road property (14-40 years) and equipment (3-20 years). Accumulated depreciation as of December 31, 2000 is $8.5 million.

      The Company continually evaluates whether events and circumstances have occurred that indicate that its long-lived assets may not be recoverable. When factors indicate that assets should be evaluated for possible impairment, the Company uses an estimate of the related undiscounted future cash flows over the remaining lives of assets in measuring whether or not an impairment has occurred. If an impairment is identified, a loss would be reported to the extent that the carrying value of the related assets exceeds the fair value of those assets as determined by valuation techniques available in the circumstances.

      Income Taxes

      Although the Company participates as a member of Bethlehem's consolidated tax reporting group for U.S. and state income tax purposes, the accompanying financial statements reflect an income tax provision and deferred income taxes as if the Company filed a separate return. Current income tax obligations are reflected as a component of Divisional Equity.

      Disclosures About Fair Value of Financial Instruments

      The carrying amounts of current assets and current liabilities approximate their fair value due to the short maturity of these items. The Company has no outstanding third-party debt and has not historically used financial derivatives.

      Management Estimates

      The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses during the reporting period. Actual results could differ from those estimates.

3.    LEASES

      The Company leases its office space under a noncancelable operating lease arrangement. Annual rent expense under the third party operating lease is less than $100,000. This lease expires in 2005.

4.    EMPLOYEE BENEFITS

      Certain hourly and salaried employees of the Company participate in Bethlehem's noncontributory defined benefit pension plans. Defined benefits are based on years of service and the five highest consecutive years of pensionable earnings during the last ten years prior to retirement. Bethlehem funds these plans annually for the amount required under ERISA minimum funding standards plus additional amounts as appropriate based on liquidity.

      Certain hourly and salaried employees of the Company participate in Bethlehem's postretirement benefits plan which provides health care and life insurance to participants and their dependents. The plan is not funded.

      Certain of the Company's hourly union employees participate in Bethlehem's supplemental unemployment benefits (SUB) plans. These plans provide limited weekly benefits to participants in certain circumstances when they are unemployed. These plans are not funded.

      As it is not practical to allocate the actuarially determined funded status of these plans to any of Bethlehem's subsidiaries, related benefit plan balance sheet amounts of all these plans are reflected as components of Divisional Equity in the balance sheet. However, all related expenses for 2000, including $264,000 for pension benefits, $1.1 million for postretirement benefits, and $45,000 for SUB plan benefits, are reflected in the statement of income. The significant actuarial assumptions used by Bethlehem in determining expenses for these plans for 2000 include a discount rate of 8.0%, a compensation increase of 2.9%, and a health care cost increase rate of 8.6% for 2001, dropping to 4.8% by 2010.

5.    INCOME TAXES

      The components of the 2000 provision for income taxes are as follows (amounts in thousands):

                        Current-
                            Federal               $2,193
                            State                    638
                        Deferred                     (99)
                                                  ------
                              Total               $2,732
                                                  ======

      The provision for income taxes differs from that which would be computed by applying the statutory U.S. federal income tax rate of 34.0% to income before taxes due to state income taxes, net of federal income tax benefit of 6.0%.

      Deferred income taxes reflect the net income effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The components of net deferred income taxes as of December 31, 2000, are as follows (in thousands):

          Deferred tax benefits-
              Accruals and reserves not deducted for tax purposes
                 until paid-
                     Receivable reserve                             $    38
                     Compensation reserve                               122
                     Claims reserve                                     871
                                                                    -------
                                                                      1,031

          Deferred tax obligations-
              Property basis differences                             (1,005)
                                                                    -------
                               Net deferred tax benefits            $    26
                                                                    =======

      In the accompanying balance sheet, these deferred benefits and deferred obligations are classified as current or noncurrent based on the classification of the related asset or liability for financial reporting.

6.    RELATED-PARTY TRANSACTIONS

      The Divisional Equity account includes 5,000 shares of $100 par value common stock owned by Bethlehem representing $4.3 million of the balance.

      Although the Company charges Bethlehem for services it provides to Bethlehem at a margin, such margin, pursuant to carve-out accounting rules, has been eliminated in the statement of income such that the related $1.3 million of Bethlehem sales are reflected at estimated cost.

      Bethlehem pays for certain of the Company's costs on its behalf and is subsequently reimbursed by the Company. Additionally, Bethlehem allocates the costs of certain services and leases--primarily including legal, accounting, systems, insurance management, and tax compliance--to the Company based on such factors as employee headcount, net property and plant balances, and forecasted operating revenues. Management of the Company believes that, while the allocation methods are reasonable, the resulting allocated expenses of $1.0 million for 2000 may not necessarily be indicative of what would have been reported if the Company was a stand-alone entity.

      Receivables and payables generated from the above transactions are generally settled within two months.

      Additionally, the Company has several interest-bearing notes receivable from Bethlehem, including new notes in 2000 for $5.1 million. Bethlehem repaid $350,000 of such notes during 2000, and has borrowed an additional net amount of $11.6 million through September 30, 2001. These notes have an outstanding balance as of December 31, 2000 of $21.9 million, and are included as a component of Divisional Equity.

7.    COMMITMENTS AND CONTINGENCIES

      The Company is a defendant in certain lawsuits and other actions resulting from railroad operations. Management believes that the Company has adequate defenses to any criminal charge, which may arise, and that adequate provision has been made in the financial statements for any expected liabilities, which may result from the disposition of such lawsuits and other actions. Recorded reserves for such matters as of December 31, 2000, included accrued expenses of $872,000 and other long-term liabilities of $1.3 million. While it is possible that some of the foregoing matters may be resolved at a cost greater than that provided for, it is the opinion of management that the ultimate incremental liability, if any, will not be material to the Company's results of operations or financial position.

                          SOUTH BUFFALO RAILWAY COMPANY

                                 BALANCE SHEETS
                                 (In thousands)
                                   (Unaudited)

                                                                                     As of
                                                                          September 30,   December 31,
                                ASSETS                                        2001           2000
                                ------                                      --------       --------
CURRENT ASSETS:
    Cash and cash equivalents                                               $  1,016       $  7,966
    Accounts receivable, net of reserves of $107 and $95, respectively         1,720          2,096
    Due from Bethlehem Steel                                                      46              -
    Materials and supplies                                                       281            256
    Deferred income tax assets, net                                              493            509
    Prepaid expenses and other                                                   388            251
                                                                            --------       --------
                     Total current assets                                      3,944         11,078

PROPERTY AND EQUIPMENT, net                                                    4,356          4,549
                                                                            --------       --------
                     Total assets                                           $  8,300       $ 15,627
                                                                            ========       ========

                   LIABILITIES AND DIVISIONAL EQUITY
                   ---------------------------------
CURRENT LIABILITIES:

    Accounts payable                                                        $    640       $  1,053
    Due to Bethlehem Steel                                                         -             67
    Accrued expenses                                                           1,288          1,425
                                                                            --------       --------
              Total current liabilities                                        1,928          2,545

DEFERRED INCOME TAX LIABILITIES, net                                             514            483

OTHER LONG-TERM LIABILITIES                                                    1,320          1,307
                                                                            --------       --------
              Total liabilities                                                3,762          4,335
                                                                            --------       --------

DIVISIONAL EQUITY:

    Balance, beginning of period                                              11,292          9,091
    Net income for the period                                                  2,906          4,103
    Net amounts transferred to Bethlehem Steel                                (9,660)        (1,902)
                                                                            --------       --------
    Balance, end of period                                                     4,538         11,292
                                                                            --------       --------
              Total liabilities and divisional equity                       $  8,300       $ 15,627
                                                                            ========       ========




            The accompanying notes to unaudited financial statements
                  are an integral part of these balance sheets.

                          SOUTH BUFFALO RAILWAY COMPANY

                              STATEMENTS OF INCOME
                                 (In thousands)
                                   (Unaudited)

                                                            For the Nine Months Ended
                                                            -------------------------
                                                           September 30,   September 30,
                                                               2001            2000
                                                             -------         -------
OPERATING REVENUES:
    Third parties                                            $11,603         $12,721
    Bethlehem Steel                                            1,107             826
                                                             -------         -------
            Total operating revenues                          12,710          13,547

OPERATING EXPENSES                                             8,444           9,207
                                                             -------         -------
            Income from operations                             4,266           4,340

INTEREST INCOME FROM BETHLEHEM STEEL                             434             981

OTHER INTEREST INCOME                                            141             300
                                                             -------         -------
            Income before provision for income taxes           4,841           5,621

PROVISION FOR INCOME TAXES                                     1,935           2,247
                                                             -------         -------
NET INCOME                                                   $ 2,906         $ 3,374
                                                             =======         =======




            The accompanying notes to unaudited financial statements
                    are an integral part of these statements.

                          SOUTH BUFFALO RAILWAY COMPANY

                            STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)

                                                                                     Nine Months Ended
                                                                                     -----------------
                                                                                September 30,   September 30,
                                                                                   2001             2000
                                                                                  -------          -------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                                                    $ 2,906          $ 3,374
    Adjustments to reconcile net income to net cash provided by operating activities-
       Depreciation and amortization                                                  392              362
       Deferred income tax provision (benefit)                                         47              (90)
       Changes in assets and liabilities, net-
           Accounts receivable                                                        263              546
           Materials and supplies                                                     (25)             (20)
           Prepaid expenses and other                                                (137)            (152)
           Accounts payable and accrued expenses                                     (550)             239
           Other long-term liabilities                                                 13               58
                                                                                  -------          -------
                     Net cash provided by operating activities                      2,909            4,317

CASH FLOWS FROM INVESTING ACTIVITIES:

    Purchases of property and equipment                                              (293)            (188)
    Proceeds from sale of property and equipment                                       94               --
                                                                                  -------          -------
                           Net cash used in investing activities                     (199)            (188)

CASH FLOWS FROM FINANCING ACTIVITIES:

    Net amounts transferred to Bethlehem Steel                                     (9,660)          (2,578)
                                                                                  -------          -------
(DECREASE) INCREASE IN CASH AND CASH EQUIVALENTS                                   (6,950)           1,551

CASH AND CASH EQUIVALENTS, beginning of period                                      7,966            4,340
                                                                                  -------          -------
CASH AND CASH EQUIVALENTS, end of period                                          $ 1,016          $ 5,891
                                                                                  =======          =======




            The accompanying notes to unaudited financial statements
                    are an integral part of these statements.

                          SOUTH BUFFALO RAILWAY COMPANY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                   (Unaudited)

1.    BUSINESS AND BASIS OF PRESENTATION

      South Buffalo Railway Company (the Company) was a wholly owned subsidiary of Bethlehem Steel Corporation (Bethlehem) until its acquisition by Genesee & Wyoming Inc. from Bethlehem on October 1, 2001 for $33.1 million (subject to adjustment) plus certain assumed liabilities. The Company owns and operates approximately 52 miles of railroad track located in Buffalo, New York, on which it provides freight car switching and related services to approximately 15 industrial customers with railroad facilities within their complexes. The Company also provides some rail car repair and blocking services for certain customers.

      The accompanying interim financial statements have been prepared by the Company's management on a carve-out basis and reflect the historical financial position, results of operations and cash flows of the Company, in accordance with accounting principles generally accepted in the United States. Certain amounts in the financial statements have been allocated and pushed down from Bethlehem in a consistent manner in order to depict the operating results of the Company on a stand-alone basis. Additionally, separate specific balance sheet accounts, primarily for certain employee benefit and income tax obligations and financing, are not reflected in the financial statements because these obligations are maintained by Bethlehem on behalf of many of its subsidiaries, including the Company. Related statement of income impacts are appropriately reflected. See Note 2.

      These interim financial statements have been prepared by the Company, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. In the opinion of management, the unaudited financial statements for the nine-month periods ended September 30, 2001 and 2000, are presented on a basis consistent with audited financial statements and contain all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation. The results of operations for interim periods are not necessarily indicative of results of operations for the full year. The interim consolidated financial statements should be read in conjunction with the audited financial statements and notes thereto for the year ended December 31, 2000.

      A significant portion of the Company's operating revenue is attributable to Bethlehem, another steel industry customer, and an automotive industry customer. In September 2001, Bethlehem closed one of these facilities that accounted for approximately $2.7 million of revenue in 2000. Additionally, although both the other Bethlehem facility and the other steel industry customer's facility are currently operating at normal capacity, those operations can be impacted in the future due to Bethlehem's and the other steel industry customer's recent voluntary petitions for bankruptcy protection. The collection of the Company's third party receivables is substantially dependent upon the automotive and steel industries, and the railroad sector of the economy in general.

2.    RELATED-PARTY TRANSACTIONS

      The Divisional Equity account includes 5,000 shares of $100 par value common stock owned by Bethlehem representing $4.3 million of the balance.

      Although the Company charges Bethlehem for services it provides to Bethlehem at a margin, such margin, pursuant to carve-out accounting rules, has been eliminated in the statements of income.

      Bethlehem pays for certain of the Company's costs on its behalf and is subsequently reimbursed by the Company. Additionally, Bethlehem allocates the costs of certain services and leases--primarily including legal, accounting, systems, insurance management, and tax compliance--to the Company based on such factors as employee headcount, net property and plant, and forecasted operating revenues. Management of the Company believes that, while the allocation methods are reasonable, the resulting allocated expenses may not necessarily be indicative of what would have been reported if the Company was a stand-alone entity.

      Receivables and payables generated from the above transactions are generally settled within two months.

      Additionally, the Company has several interest-bearing notes receivable from Bethlehem. These notes have an outstanding balance as of September 30, 2001 of $33.4 million, and are included as a component of Divisional Equity. Effective April 1, 2001, the Company, as directed by Bethlehem, discontinued recognition of interest income on these notes.

3.    COMMITMENTS AND CONTINGENCIES

      The Company is a defendant in certain lawsuits and other actions resulting from railroad operations. Management believes that the Company has adequate defenses to any criminal charge, which may arise, and that adequate provision has been made in the financial statements for any expected liabilities, which may result from disposition of such lawsuits and other actions. Recorded reserves for such matters as of September 30, 2001, included accrued expenses of $880,000 and other long-term liabilities of $1.3 million. While it is possible that some of the foregoing matters may be resolved at a cost greater than that provided for, it is the opinion of management that the ultimate incremental liability, if any, will not be material to the Company's results of operations or financial position.

                             Genesee & Wyoming Inc.
              Unaudited Pro Forma Consolidated Financial Statements

The following unaudited pro forma consolidated balance sheet of Genesee & Wyoming Inc. (GWI) gives effect to the transactions described below as if such transactions had occurred on September 30, 2001. The following unaudited pro forma consolidated statements of income of GWI give effect to the transactions described below as if such transactions had occurred on January 1, 2000.

The unaudited pro forma financial statements should be read in conjunction with the historical consolidated financial statements and related notes thereto of GWI included in GWI's Annual Report on Form 10-K for the year ended December 31, 2000 and Quarterly Report on Form 10-Q for the nine months ended September 30, 2001. The pro forma financial statements do not purport to be indicative of the results that actually would have been obtained had all the transactions been completed as of the assumed dates and for the periods presented and are not intended to be a projection of future results or trends. Operating results for any interim period are not necessarily indicative of results that may be expected for the full year.

On October 1, 2001, GWI acquired all of the issued and outstanding shares of common stock (the Shares) of South Buffalo Railway Company (South Buffalo) from Bethlehem Steel Corporation (Bethlehem). The acquisition was consummated pursuant to the terms of a Stock Purchase and Sale Agreement dated September 28, 2001 between GWI and Bethlehem (the Stock Purchase Agreement).

South Buffalo currently owns and operates locomotives and rolling stock over 52 miles of owned track in Buffalo, New York. Following the acquisition, GWI continued to use the assets of South Buffalo for the same purposes to which they were previously devoted.

Pursuant to the Stock Purchase Agreement, the total purchase price paid by GWI to Bethlehem for the Shares included $33.1 million in cash and the assumption of certain liabilities. The cash portion of the purchase price is subject to adjustment post-closing based on the Retained Earnings, as defined, of South Buffalo as of the closing date. That adjustment is not expected to be material. In addition, GWI estimates that it will ultimately incur $0.5 million of related acquisition costs.

GWI funded the acquisition under its $103.0 million revolving credit facility with Fleet National Bank. At the closing, GWI acquired beneficial ownership of the Shares and will assume actual ownership of the Shares on December 6, 2001 pursuant to the November 21, 2001 approval of the transaction by The Surface Transportation Board.

The acquisition also gave rise to the right of The 1818 Fund III, L.P. (the
Fund) to purchase from GWI an additional 5,000 shares of GWI's 4% Redeemable Convertible Preferred Stock, Series A, (Convertible Preferred) pursuant to the terms of a Stock Purchase Agreement dated October 19, 2000 between GWI and the Fund. The Fund has notified GWI that it intends to exercise its option to purchase the 5,000 shares of Convertible Preferred for a total purchase price of $5.0 million, and GWI expects that this transaction will close on or about December 11, 2001. Related issuance costs are expected to be $0.2 million.

In addition to the above transactions, the unaudited pro forma consolidated statements of income also give effect, as if such transactions (the ARG Transactions) occurred on January 1, 2000, to GWI's December 2000 sale of stock in its Australian operations (ARG) to Wesfarmers Limited, a public corporation based in Perth (resulting in GWI retaining a 50% ownership in ARG and the deconsolidation of ARG from GWI's results), GWI's additional investment in ARG funded by the issuance of Convertible Preferred and the concurrent acquisition by ARG of Westrail Freight and related financing.

                     GENESEE & WYOMING INC. AND SUBSIDIARIES

                      PRO FORMA CONSOLIDATED BALANCE SHEET
                            As of September 30, 2001
                      (in thousands, except share amounts)
                                   (Unaudited)



                                                                                           South Buffalo   Issuance of
                                                             Genesee &    South Buffalo     Acquisition    Convertible
                                                            Wyoming Inc. Railway Company    Adjustments     Preferred     Pro forma
                                                            ----------------------------    -----------     ---------     ---------
                  ASSETS
CURRENTS ASSETS:
    Cash and cash equivalents                                $ 11,387       $ 1,016         $ (1,006)          $ -        $ 11,397
    Accounts receivable, net                                   41,405         1,766              (46)                       43,125
    Materials and supplies                                      5,120           281                                          5,401
    Prepaid expenses and other                                  6,800           388                                          7,188
    Deferred income tax assets, net                             2,062           493             (493)                        2,062
                                                            -----------------------------------------------------------------------
Total current assets                                           66,774         3,944           (1,545)            -          69,173
                                                            -----------------------------------------------------------------------

PROPERTY AND EQUIPMENT, net                                   178,145         4,356           13,420                       195,921
INVESTMENT IN UNCONSOLIDATED AFFILIATES                        65,849                                                       65,849
SERVICE ASSURANCE AGREEMENT, net                               10,753                                                       10,753
OTHER ASSETS, net                                              21,440                         19,116                        40,556
                                                            -----------------------------------------------------------------------
          Total assets                                      $ 342,961       $ 8,300         $ 30,991           $ -       $ 382,252
                                                            =======================================================================

   LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
    Current portion of long-term debt                         $ 4,319           $ -              $ -           $ -         $ 4,319
    Accounts payable                                           41,965           640                                         42,605
    Accrued expenses                                           12,416         1,288              960                        14,664
                                                            -----------------------------------------------------------------------
Total current liabilities                                      58,700         1,928              960             -          61,588
                                                            -----------------------------------------------------------------------

LONG-TERM DEBT, less current portion                           85,882                         33,583        (4,760)        114,705
DEFERRED INCOME TAX LIABILITIES, net                           23,192           514             (514)                       23,192
DEFERRED ITEMS--grants from governmental agencies              34,623                                                       34,623
DEFERRED GAIN--sale/leaseback                                   4,797                                                        4,797
OTHER LONG-TERM LIABILITIES                                     5,282         1,320            1,500                         8,102
MINORITY INTEREST LIABILITY                                     2,923                                                        2,923

REDEEMABLE CONVERTIBLE PREFERRED STOCK                         18,957                                        4,760          23,717

STOCKHOLDERS' EQUITY:
   Class A common stock, $0.01 par value, one vote
      per share; 12,000,000 shares authorized; 7,262,045
      shares issued;
      5,738,638 shares outstanding                                 73                                                           73
   Class B common stock, $0.01 par value, 10 votes per share;
      1,500,000 shares authorized; 1,268,169 shares issued
      and outstanding                                              13                                                           13
   Additional paid-in capital                                  54,181                                                       54,181
   Retained earnings                                           76,392         4,538           (4,538)                       76,392
   Accumulated other comprehensive loss                       (10,591)                                                     (10,591)
   Less treasury stock (1,523,407 Class A shares), at cost    (11,463)                                                     (11,463)
                                                            -----------------------------------------------------------------------
Total stockholders' equity                                    108,605         4,538           (4,538)            -         108,605
                                                            -----------------------------------------------------------------------
          Total liabilities and stockholders' equity        $ 342,961       $ 8,300         $ 30,991           $ -       $ 382,252
                                                            =======================================================================

                     GENESEE & WYOMING INC. AND SUBSIDIARIES

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                      For the Year Ended December 31, 2000
                    (in thousands, except per share amounts)
                                   (Unaudited)

                                                                               South Buffalo  South Buffalo Issuance of
                                            Genesee &       ARG                   Railway      Acquisition  Convertible
                                           Wyoming Inc. Transactions  Subtotal    Company      Adjustments   Preferred  Pro forma
                                            --------------------------------------------------------------------------------------
OPERATING REVENUES                         $ 206,530    $ (37,640)   $ 168,890   $ 17,777         $ 455          $ -    $ 187,122

OPERATING EXPENSES                           182,777      (37,669)     145,108     12,610         1,403                   159,121
                                            --------------------------------------------------------------------------------------

INCOME FROM OPERATIONS                        23,753           29       23,782      5,167          (948)                   28,001

Interest expense                             (11,233)       1,078      (10,155)                  (1,637)         232      (11,560)
Gain on sale of 50% equity in
  Australian operations                       10,062      (10,062)           -                                                  -
Adjustment of U.S. dollar denominated
  foreign loans                               (1,472)                   (1,472)                                            (1,472)
Other income, net                              2,980         (938)       2,042      1,668        (1,270)                    2,440
                                            --------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
   EQUITY EARNINGS                            24,090       (9,893)      14,197      6,835        (3,855)         232       17,409

Provision for income taxes                   (10,569)       5,635       (4,934)    (2,732)        1,484          (88)      (6,270)
Equity in net income of
 international affiliates:
  Australia                                      261        9,129        9,390                                              9,390
  South America                                  150                       150                                                150
                                            --------------------------------------------------------------------------------------

NET INCOME                                    13,932        4,871       18,803      4,103        (2,371)         144       20,679

Impact of preferred stock outstanding             52          906          958                                   234        1,192
                                            --------------------------------------------------------------------------------------

INCOME AVAILABLE TO COMMON SHAREHOLDERS     $ 13,880      $ 3,965     $ 17,845    $ 4,103      $ (2,371)       $ (90)    $ 19,487
                                            ======================================================================================

EARNINGS PER SHARE:
  Basic                                       $ 2.13                    $ 2.74                                             $ 2.99

  Basic weighted average shares                6,519                     6,519                                              6,519
                                            ======================================================================================

  Diluted                                     $ 2.07                    $ 2.36                                             $ 2.49

  Diluted weighted average shares
    and equivalents                            6,729        1,234        7,963                                   326        8,289
                                            ======================================================================================


                    GENESEE & WYOMING, INC. AND SUBSIDIARIES

                   PRO FORMA CONSOLIDATED STATEMENT OF INCOME
                  For the Nine-Months Ended September 30, 2001
                    (in thousands, except per share amounts)
                                  (Unaudited)



OPERATING REVENUES                             $ 129,164         $ -   $ 129,164    $ 12,710       $ 402         $ -   $ 142,276

OPERATING EXPENSES                               112,915                 112,915       8,444       1,052                 122,411
                                             ------------------------------------------------------------------------------------

INCOME FROM OPERATIONS                            16,249           -      16,249       4,266        (650)          -      19,865

Interest expense                                  (7,537)                 (7,537)                 (1,228)        174      (8,591)
Gain on sale of 50% equity in Australian
  operations                                       3,713      (3,713)          -                                               -
Adjustment of U.S. dollar denominated
  foreign loans                                     (108)                   (108)                                           (108)
Other income, net                                    779                     779         575        (434)                    920
                                             ------------------------------------------------------------------------------------
INCOME BEFORE INCOME TAXES AND
   EQUITY EARNINGS                                13,096      (3,713)      9,383       4,841      (2,312)        174      12,086

Provision for income taxes                        (4,738)      1,114      (3,624)     (1,935)        890         (67)     (4,736)
Equity in net income of international
 affiliates:
  Australia                                        7,418                   7,418                                           7,418
  South America                                      420                     420                                             420
                                             ------------------------------------------------------------------------------------

NET INCOME                                        16,196      (2,599)     13,597       2,906      (1,422)        107      15,188

Impact of preferred stock outstanding                708                     708                                 176         884
                                             ------------------------------------------------------------------------------------

INCOME AVAILABLE TO COMMON SHAREHOLDERS         $ 15,488    $ (2,599)   $ 12,889     $ 2,906    $ (1,422)      $ (69)   $ 14,304
                                             ====================================================================================

EARNINGS PER SHARE:
  Basic                                           $ 2.25                  $ 1.87                                          $ 2.07

  Basic weighted average shares                    6,897                   6,897                                           6,897
                                             ====================================================================================

  Diluted                                         $ 1.92                  $ 1.61                                          $ 1.73

  Diluted weighted average shares and
    equivalents                                    8,457                   8,457                                 326       8,783
                                             ====================================================================================

NOTE 1.  Pro forma balance sheet

The "South Buffalo Railway Company" column reflects the actual September 30, 2001 balances of South Buffalo.

The "South Buffalo Acquisition Adjustments" column reflects the following purchase price allocation (in thousands):

        Purchase Price                                             $33,583

        Unadjusted net assets                                        4,538
        Eliminate cash retained by Bethlehem                       (1,006)
        Eliminate receivables to Bethlehem                            (46)
        Eliminate deferred taxes                                        21
        Revalue property and equipment                              13,420
        Add postretirement obligation assumed by GWI               (1,500)
        Add building lease buyout obligation                         (205)
        Add early retirement obligation                              (755)
             Adjusted net assets                                    14,467

        Goodwill                                                   $19,116


The purchase price includes $33.1 million paid in cash to Bethlehem and $0.5 million of estimated acquisition costs, funded with borrowings under GWI's primary bank credit facility. The revaluation of the property and equipment was based on independent appraisals. GWI assumed the actuarially-determined postretirement obligation for all current South Buffalo employees. Bethlehem retained all other significant postemployment obligations for current and past South Buffalo employees. GWI intends to buyout the current South Buffalo headquarters lease within three months of the acquisition. GWI will implement an early retirement program in December 2001 that will result in the termination of approximately 29 employees of South Buffalo. The early retirement benefits will be paid within six months of the acquisition.

The acquisition of South Buffalo was accounted for under the purchase method of accounting. The total purchase cost of the acquisition was allocated to the assets acquired and liabilities assumed based on available information and certain assumptions that GWI believes to be reasonable with regards to their respective fair values. Changes to these original estimates are not expected to be material.

The "Issuance of Convertible Preferred" column reflects the issuance of 5,000 shares of Convertible Preferred to the Fund for $5.0 million less issuance costs of $0.2 million and the use of those net proceeds to pay down debt under GWI's primary bank credit facility.

NOTE 2.  Pro forma statements of income

See NOTE 3 for description of the "ARG Transactions" columns.

The "South Buffalo Railway Company" columns reflect the actual balances of South Buffalo for the respective periods.

The "South Buffalo Acquisition Adjustments" column reflects the following adjustments (in thousands):

                                                             December 2000     September 2001
                                                             -------------     --------------
Add back the margin eliminated on South Buffalo
    sales to Bethlehem that were eliminated pursuant
    to carve out rules                                         $   455           $   402
                                                               -------           -------
Add depreciation expense related to the property
     and equipment revaluation over an average life
     of 30 years                                               $   447           $   336
Add amortization expense related to goodwill of
     $19,116 over 20 years (a)                                     956               716
                                                               -------           -------
                                                               $ 1,403           $ 1,052
                                                               -------           -------
Add interest expense, at an assumed rate of 4.875%,
     on $33,583 of new bank debt                               $ 1,637           $ 1,228
                                                               -------           -------
Eliminate South Buffalo interest income on advance
     amounts to Bethlehem                                      $(1,270)          $  (434)
                                                               -------           -------
Income tax effect of above adjustments at GWI's
     effective rate of 38.5%                                   $ 1,484           $   890
                                                               -------           -------


      (a) GWI has adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" effective June 30, 2001. That statement requires that goodwill related to acquisitions after June 30, 2001 not be amortized, while goodwill for acquisitions prior to June 30, 2001 continue to be amortized through December 31, 2001. As the pro forma statements give effect to the South Buffalo acquisition as if it occurred prior to June 30, 2001, amortization has been reflected. However, actual goodwill generated by this acquisition will not be amortized.

The "Issuance of Convertible Preferred" column reflects the following adjustments (in thousands, except per share amount):

                                                                                December 2000   September 2001
                                                                                -------------   --------------
Eliminate interest expense, at an assumed rate of
     4.875%, on a $4,760 debt reduction                                              $232             $174
                                                                                ---------       ----------
Add dividends on 5,000 shares of Convertible
     Preferred                                                                       $200             $150

Add amortization of Convertible Preferred issuance
     costs of $240 over seven years                                                    34               26
                                                                                ---------       ----------
                                                                                     $234             $176
                                                                                ---------       ----------
Add common share equivalents of new $5,000
     Convertible Preferred at a conversion rate of $15.33                             326              326
                                                                                ---------       ----------

NOTE 3.  ARG Transactions

The following table reflects the impact of the ARG Transactions for the year ended December 31, 2000 (in thousands):

                                                 Deconsolidation
                                                  of Australian               GWI               Investment           ARG
                                                    Operations            Adjustments             in ARG         Transactions
                                                    ----------            -----------             ------         ------------
OPERATING REVENUES                                  $ (37,640)                $ -                  $ -            $ (37,640)

OPERATING EXPENSES                                    (37,669)                                                      (37,669)
                                                       =====================================================================

INCOME FROM OPERATIONS                                     29                   -                    -                   29

Interest expense                                        1,386                (308)                                    1,078
Gain on sale of 50% equity in Australian operations         -             (10,062)                                  (10,062)
Other income, net                                        (368)               (570)                                     (938)
                                                       =====================================================================

INCOME BEFORE INCOME TAXES                              1,047             (10,940)                   -               (9,893)

Provision for income taxes                             (1,250)              6,885                                     5,635
Equity in net income of ARG                                                                      9,129                9,129
                                                       =====================================================================

NET INCOME                                               (203)             (4,055)               9,129                4,871

Impact of preferred stock outstanding                                                              906                  906
                                                       =====================================================================

INCOME AVAILABLE TO COMMON STOCKHOLDERS                $ (203)           $ (4,055)             $ 8,223              $ 3,965
                                                       =====================================================================


The "Deconsolidation of Australian Operations" column reflects the actual balances of those operations for the 11 1/2 month period ended December 15, 2000.

The "GWI Adjustments" column reflects adjustments needed at the parent company level (GWI) to a) add interest expense, at 8%, for the $4.0 million GWI borrowed to fund the Australian stock option buyout ($0.3 million), b) eliminate the gain on the sale of 50% equity interest in the Australian operations ($10.1 million),
c) eliminate intercompany interest income charged to the Australian operations ($0.6 million), and d) reflect the income tax effect of the preceding adjustments ($6.9 million).

The "Investment in ARG" column reflects the equity earnings from ARG's pro forma results for the 11 1/2 months ended December 15, 2000, as if ARG's acquisition of Westrail Freight and related financing occurred on January 1, 2000 and the related impact of preferred stock outstanding including a) the 4% dividend on the $20.0 million of Convertible Preferred issued to finance GWI's new investment in Australian operations ($0.8 million) and b) the amortization of related issuance costs of $1.2 million over eight years ($0.1 million). The common stock equivalents for the 11 1/2 month period of the $20.0 million of Convertible Preferred at a conversion rate of $15.33 per share is 1.2 million shares.

The following unaudited summary pro forma consolidated statement of income of ARG for the 11 1/2 months ended December 15, 2000 gives effect to ARG's acquisition of Westrail Freight and related financing as if such transactions had occurred on January 1, 2000.

                                                         Westrail
                                          ASR            Freight         Adjs.    Pro forma
                                          ---            -------         -----    ---------
 Operating Revenues                    $ 37,640        $ 159,881           $ -    $ 197,521
 Operating Expenses                      37,669          125,005       (13,704)     148,970
                                       -------------------------------------------------------
     INCOME (LOSS) FROM OPERATIONS          (29)          34,876        13,704       48,551
                                       -------------------------------------------------------

 Interest Expense                        (1,386)          (7,403)      (12,257)     (21,046)
 Other Income, net                          368               21             -          389
                                       -----------------------------------------------------
     INCOME (LOSS) BEFORE TAXES          (1,047)          27,494         1,447       27,894
 Income Tax (Provision) Benefit           1,250          (10,394)         (492)      (9,636)
                                       -----------------------------------------------------
     NET INCOME                           $ 203         $ 17,100         $ 955     $ 18,258
                                       =====================================================


The "ASR" (predecessor of ARG) and "Westrail Freight" columns reflect the actual balances of those respective operations for the period.

The pro forma Operating Expenses adjustment includes a) the amortization over 49 years of the value of the long-term lease with the government to operate the railroad system ($3.5 million), b) depreciation over an average 20 year life of the property and plant upward revaluation adjustment ($0.7 million), c) the elimination of access fees charged to Westrail from the Australian government as ARG acquired the rights to such access as part of the acquisition of Westrail Freight ($13.9 million), and d) elimination of the charge to buyout Australian stock option due to the reorganization of ARG ($4.0 million).

The pro forma Interest Expense adjustment includes a) the elimination of previously-recorded interest expense at ASR ($1.4 million), b) the elimination of government-charged interest expense at Westrail Freight ($8.5 million), c) interest expense, at a 7.72% rate, on bank borrowings used to partially fund the acquisition of Westrail Freight ($20.5 million), and d) amortization of related deferred financing costs over the five year term of the new financing ($1.7 million).

The pro forma Income Tax Benefit adjustment reflects the income tax impact of the above adjustments at ARG's effective tax rate of 34%.

The "ARG Transactions" column for the nine months ended September 30, 2001, includes the elimination of the additional $3.7 million of gain on the sale of 50% equity interest in the Australian operations that GWI recorded in the first quarter of 2001 and related income taxes of $1.1 million.